Exhibit 99.1

Ryerson 227 W. Monroe St. 27th Floor Chicago, Illinois 60606 312 292 5000 www.ryerson.com	P R E S S R E L E A S E

For additional information contact:

Barbara Childs

Ryerson Inc.

312-292-5011

barbara.childs@ryerson.com

FOR IMMEDIATE RELEASE

RYERSON NAMES INDUSTRY VETERAN WILLIAM S. JOHNSON INTERIM CFO

Terence Rogers to Leave Ryerson,

Metal Service Center Industry to Pursue New Opportunity

CHICAGO, IL – March 14, 2012 – Ryerson Inc., a leading processor and distributor of metals in North America, today announced the appointment of William S. Johnson to the position of interim Chief Financial Officer (CFO) effective April 12, 2012. Mr. Johnson, 54, will replace Terence Rogers, 52, who is leaving Ryerson to pursue a new career opportunity outside of the metal service center industry.

“We wish Terry all the best and are grateful for his many years of service,” said Ryerson CEO Mike Arnold. “We are now conducting a global search for a long-term replacement. In the meantime, Bill Johnson is a proven CFO with more than 15 years of experience in metals distribution and he is uniquely qualified to step in during the transition.”

Mr. Johnson was most recently CFO at Brinderson Engineers & Construction in Costa Mesa, Calif. Prior to that he was CFO at PNA Group, a North American processor and distributor of metals products that was previously owned by Platinum Equity, currently Ryerson’s largest shareholder. Mr. Johnson was also formerly CFO at California-based steel service center Earle M. Jorgensen Company.

About Ryerson Inc.

Ryerson Inc., a Platinum Equity company, is a leading North American processor and distributor of metals, with operations in the United States, Mexico, Canada, China and Brazil. The Company distributes and processes various kinds of metals, including stainless and carbon steel and aluminum products.

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